As filed with the Securities and Exchange Commission on April 27, 2012

Registration No. 333-164629

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE FRONTIER FUND

(a Delaware Statutory Trust)

FRONTIER DIVERSIFIED SERIES; FRONTIER MASTERS SERIES;

FRONTIER LONG/SHORT COMMODITY SERIES

(Exact Name of Registrant as Specified in its Charter)

Delaware	6799	38-6815533
(State of Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Equinox Fund Management, LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 (303) 837-0600 (Address and telephone number of registrant’s principal executive offices)

Robert J. Enck, President & Chief Executive Officer

Equinox Fund Management, LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

(303) 837-0600

(Name, address and telephone number of agent for service)

Copies to:

Timothy P. Selby, Esq.

Alston & Bird LLP

90 Park Avenue

New York, New York 10016

(212) 210-9494

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

Explanatory Note

This Post-Effective Amendment No. 4 (the “Amendment”) to the registrant’s Registration Statement on Form S-1 (the “Registration Statement”) is filed pursuant to Rule 462(d) solely to add exhibits with respect to such Registration Statement. The sole purpose of the Amendment is to furnish Exhibit 101 to the Registration Statement. Exhibit 101 provides the financial statements and related notes formatted in XBRL (eXtensible Business Reporting Language).

Pursuant to Rule 406T of Regulation S-T, the interactive data files in Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following documents (unless otherwise indicated) are filed herewith and made a part of this Registration Statement:

1.1	Form of Selling Agent Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents******

1.2	Form of Amendment Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents**

1.3	Form of Amendment Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents***

1.4	Form of Amendment Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents***

1.5	Form of Amendment Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents****

1.6	Form of Amendment Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents****

1.7	Form of Amendment Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents****

1.8	Form of Amendment Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents*****

1.9	Form of Amendment Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents*****

1.10	Form of Amendment Agreement among the Registrant, Equinox Fund Management, LLC and the Selling Agents******

4.1	Declaration of Trust and Amended and Restated Trust Agreement of the Registrant*******

4.2	Form of Subscription Agreement*******

4.3	Form of Exchange Request*******

4.4	Form of Request for Redemption*******

4.5	Form of Request for Additional Subscription*******

4.6	Form of Application for Transfer of Ownership / Re-registration Form*******

4.7	Form of Privacy Notice*******

5.1	Opinion of Alston & Bird LLP as to legality*******

5.2	Opinion of Richards, Layton & Finger as to legality and inter-Series liability******

8.1	Opinion of Alston & Bird LLP as to income tax matters*******

10.1	Form of Amended and Restated Escrow Agreement among the Registrant, Equinox Fund Management, LLC, Bornhoft Group Securities Corporation and the U.S. Bank National Association, Denver Colorado*****

10.2	Form of Brokerage Agreement between each Trading Company and UBS Securities, LLC*

10.21	Form of Brokerage Agreement between each Trading Company and Banc of America Futures Incorporated*

10.22	Form of Brokerage Agreement between the Managing Owner, acting as agent on behalf of certain Trading Companies, and Deutsche Bank AG London**

10.23	Form of Brokerage Agreement between each Trading Company and Man Financial Inc.***

10.24	Form of Amendment Agreement between the Managing Owner, acting as agent on behalf of certain Trading Companies, and Deutsche Bank AG London***

10.25	Form of Brokerage Agreement between each Trading Company and Fimat USA, LLC+

10.26	Form of Guaranty made by The Frontier Fund, in favor of UBS Securities, LLC+++

10.3	Form of Advisory Agreement among the Registrant, the Trading Company, Equinox Fund Management, LLC, and each Trading Advisor******

10.31	Form of International Swaps and Derivatives Association Master Agreement, including all Schedules thereto and the Credit Support Annex thereto entered into for the Long Only Commodity Series of the Registrant***

10.32	Form of License Agreement among Jefferies Financial Products, LLC, Reuters America LLC, the Registrant and Equinox Fund Management, LLC***

10.33	Form of License Agreement among Jefferies Financial Products, the Registrant and Equinox Fund Management, LLC***

10.34	Form of Guaranty made by Jefferies Group, Inc. in favor of Frontier Trading Company VIII, LLC***

10.35	Form of International Swaps and Derivatives Association Master Agreement, including all Schedules thereto and the Credit Support Annex thereto entered into for the Currency Series of the Registrant***

10.36	Form of International Swaps and Derivatives Association Master Agreement, including all Schedules thereto and the Credit Support Annex thereto entered into for the Managed Futures Index Series of the Registrant***

10.37	Form of International Swaps and Derivatives Association Master Agreement, including all Schedules thereto and the Credit Support Annex thereto entered into for the Balanced Series of the Registrant++

10.38	Form of Advisory Agreement between the Trading Company and certain Trading Advisors*****

10.4	Form of Cash Management Agreement between Equinox Fund Management, LLC and Merrill Lynch**

10.41	Form of Cash Management Agreement between Equinox Fund Management, LLC and STW Fixed Income Management Ltd.***

10.5	Form of single-member limited liability company operating agreement governing each Trading Company***

10.51	Form of amended and restated limited liability company operating agreement+++

10.52	Form of third amended and restated limited liability company operating agreement*****

23.1	The consent of McGladrey & Pullen, LLP*******

23.2	The consent of McGladrey & Pullen, LLP*******

101	The following financial information for the Frontier Fund formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets, (ii) Consolidated Statements of Operations, (iii) Consolidated Statements of Stockholders’ Equity and Comprehensive Loss (Income), (iv) Consolidated Statements of Cash Flows and (v) the Notes to Consolidated Financial Statements.

*	Previously filed as like-numbered exhibit to the initial filing or the first, second, third or fourth pre-effective amendment or the first or second post-effective amendment to Registration Statement No. 333-108397 and incorporated by reference herein.

**	Previously filed as like-numbered exhibit to the initial filing or the first pre-effective amendment or the first or second post-effective amendment to Registration Statement No. 333-119596 and incorporated by reference herein.

***	Previously filed as like-numbered exhibit to the initial filing or the first pre-effective amendment or the first post-effective amendment to Registration Statement No. 333-129701 and incorporated by reference herein.

****	Previously filed as like-numbered exhibit to the initial filing or the first pre-effective amendment or the first, second or fifth post-effective amendment to Registration Statement No. 333-140240 and incorporated by reference herein.

*****	Previously filed as like-numbered exhibit to the initial filing or the first post-effective amendment to Registration Statement No. 333-155800 and incorporated by reference herein.

******	Previously filed as like-numbered exhibit to the initial filing to Registration Statement No. 333-164629 and incorporated by reference herein

*******	Previously filed as like-numbered exhibit to the initial filing or the first, second or third post-effective amendment to Registration Statement No. 333-164629 and incorporated by reference herein

+	Previously filed as like-numbered exhibit to Form 10-Q for the period ended September 30, 2007.

++	Previously filed as like-numbered exhibit to Form 10-Q for the period ended June 30, 2008.

+++	Previously filed as like-numbered exhibit to Form 10-Q for the period ended September 30, 2009.

(b)	The financial statements of the registrant are incorporated by reference to the registrant’s Annual Report on Form 10-K, filed with the SEC on March 30, 2012, and as amended on Form 10-K/A filed with the SEC on April 9, 2012.

(c)	The financial statements of the managing owner are incorporated by reference from the registrant’s Current Report on Form 8-K, filed with the SEC on April 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 27th day of April, 2012.

THE FRONTIER FUND

By:	Equinox Fund Management, LLC Managing Owner

By:	/s/ Robert J. Enck
Robert J. Enck President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-1 Registration Statement has been signed below by the following persons in their capacities as directors or officers of Equinox Fund Management, LLC, the managing owner of the registrant, on the dates indicated below.

Signature	Title	Date

/s/ Robert J. Enck Robert J. Enck	President, Chief Executive Officer and Member of Executive Committee	April 27, 2012

/s/ Richard E. Bornhoft Richard E. Bornhoft	Chief Investment Officer, Chairman and Member of Executive Committee	April 27, 2012

/s/ Brent Bales Brent Bales	Principal Financial Officer and Principal Accounting Officer	April 27, 2012

/s/ David P. DeMuth David P. DeMuth	Member of Executive Committee	April 27, 2012

(Being the principal executive officer, the principal financial officer, the principal accounting officer and a majority of the members of the Executive Committee of Equinox Fund Management, LLC)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 27th day of April, 2012.

FRONTIER DIVERSIFIED SERIES, a series of The Frontier Fund

By:	Equinox Fund Management, LLC Managing Owner

By:	/s/ Robert J. Enck
Robert J. Enck President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-1 Registration Statement has been signed below by the following persons in their capacities as directors or officers of Equinox Fund Management, LLC, the managing owner of the registrant, on the dates indicated below.

Signature	Title	Date

/s/ Robert J. Enck Robert J. Enck	President, Chief Executive Officer and Member of Executive Committee	April 27, 2012

/s/ Richard E. Bornhoft Richard E. Bornhoft	Chief Investment Officer, Chairman and Member of Executive Committee	April 27, 2012

/s/ Brent Bales Brent Bales	Principal Financial Officer and Principal Accounting Officer	April 27, 2012

/s/ David P. DeMuth David P. DeMuth	Member of Executive Committee	April 27, 2012

(Being the principal executive officer, the principal financial officer, the principal accounting officer and a majority of the members of the Executive Committee of Equinox Fund Management, LLC)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 27th day of April, 2012.

FRONTIER LONG/SHORT COMMODITY SERIES, a series of The Frontier Fund

By:	Equinox Fund Management, LLC Managing Owner

By:	/s/ Robert J. Enck
Robert J. Enck President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-1 Registration Statement has been signed below by the following persons in their capacities as directors or officers of Equinox Fund Management, LLC, the managing owner of the registrant, on the dates indicated below.

Signature	Title	Date

/s/ Robert J. Enck Robert J. Enck	President, Chief Executive Officer and Member of Executive Committee	April 27, 2012

/s/ Richard E. Bornhoft Richard E. Bornhoft	Chief Investment Officer, Chairman and Member of Executive Committee	April 27, 2012

/s/ Brent Bales Brent Bales	Principal Financial Officer and Principal Accounting Officer	April 27, 2012

/s/ David P. DeMuth David P. DeMuth	Member of Executive Committee	April 27, 2012

(Being the principal executive officer, the principal financial officer, the principal accounting officer and a majority of the members of the Executive Committee of Equinox Fund Management, LLC)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 27th day of April, 2012.

FRONTIER MASTERS SERIES, a series of The Frontier Fund

By:	Equinox Fund Management, LLC Managing Owner

By:	/s/ Robert J. Enck
Robert J. Enck President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-1 Registration Statement has been signed below by the following persons in their capacities as directors or officers of Equinox Fund Management, LLC, the managing owner of the registrant, on the dates indicated below.

Signature	Title	Date

/s/ Robert J. Enck Robert J. Enck	President, Chief Executive Officer and Member of Executive Committee	April 27, 2012

/s/ Richard E. Bornhoft Richard E. Bornhoft	Chief Investment Officer, Chairman and Member of Executive Committee	April 27, 2012

/s/ Brent Bales Brent Bales	Principal Financial Officer and Principal Accounting Officer	April 27, 2012

/s/ David P. DeMuth David P. DeMuth	Member of Executive Committee	April 27, 2012

(Being the principal executive officer, the principal financial officer, the principal accounting officer and a majority of the members of the Executive Committee of Equinox Fund Management, LLC)